UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 24, 2008

Cost Plus, Inc.

(Exact name of registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices, including zip code)

(510) 893-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 24, 2008, Cost Plus, Inc. (the “Company”) and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), entered into an Amended and Restated Preferred Shares Rights Agreement (the “Restated Rights Agreement”) which amends and restates the terms governing the rights (each a “Right”) to purchase one one-thousandth share of the Company’s Series A Participating Preferred Stock (“Series A Preferred”) currently attached to each outstanding Common Share, par value $0.01 per share (“Common Shares”), of the Company. As amended, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $20.00 (the “Exercise Price”), subject to adjustment. The Final Expiration Date (as defined in the Restated Rights Agreement) is now June 30, 2013.

Other than extending the Final Expiration Date (as defined in the Restated Rights Agreement) of the Rights to June 30, 2013 and adjusting the Exercise Price, there were no material changes to the principal terms of the Rights. The Restated Rights Agreement also contains certain other changes in order to address current law and practice with respect to shareholder rights plans. A copy of the Restated Rights Agreement is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders

The information set forth in Item 1.01 of this Current Report on Form 8-K, with respect to the Restated Rights Agreement, is incorporated into this Item 3.03 by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Preferred Shares Rights Agreement, dated as of June 24, 2008, by and between Cost Plus, Inc. and Computershare Trust Company, N.A., including the form of Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

99.1	Press Release of Cost Plus, Inc. dated June 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COST PLUS, INC.

By:	/s/ Jane L. Baughman
Jane L. Baughman, Executive Vice President and Chief Financial Officer

Date: June 25, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Preferred Shares Rights Agreement, dated as of June 24, 2008, by and between Cost Plus, Inc. and Computershare Trust Company, N.A., including the form of Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

99.1	Press Release of Cost Plus, Inc. dated June 25, 2008.